EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of the 12th day of September, 1996, is between DDL ELECTRONICS, INC., a Delaware corporation (the "Company"), and RICHARD K. VITELLE ("Vitelle").

     WHEREAS, the Company, being well satisfied with Vitelle's services as Vice President of Finance and Chief Financial Officer (referred to herein together as "Chief Financial Officer"), desires to retain him in an executive capacity for the period and upon the other terms and conditions herein provided; and

     WHEREAS, Vitelle is willing to continue in employment by the Company pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and obligations herein contained, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.   EMPLOYMENT

     1.1 Position. The Company hereby confirms Vitelle's employment as its Chief Financial Officer. From time to time during the term of this Agreement, Vitelle may be offered, and (in his discretion) may accept or reject, the duties associated with additional offices in the Company and its subsidiaries. Vitelle shall report directly to the Company's Chief Operating Officer, or, if at any time the Company has no Chief Operating Officer, then directly to the Company's President, or, if at any time the Company has no President, then directly to the Company's Chief Executive Officer, and in any case shall perform the duties described in Section 1.2 hereof, subject to such limitations of authority as may be established from time to time by the Company's Chief Operating Officer (or President, if the Company has no Chief Operating Officer (or Chief Executive Officer, if the Company has no President)) and applicable law. Notwithstanding any other provision of this Agreement, Vitelle shall at all times during the term of this Agreement function as an executive officer of the Company, with duties that require the performance of policy making functions as contemplated by Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     1.2 Duties. Vitelle's duties will include all those duties customarily associated with the position of Chief Financial Officer in an emerging growth company, subject to the direction of the Company's Chief Operating Officer (or President, if the Company has no Chief Operating Officer (or Chief Executive Officer, if the Company has no President)). Such duties shall include management of all financial functions and financial facilities required of and maintained by the Company and its subsidiaries. Vitelle agrees to devote substantially his entire business time and attention to the performance of his duties hereunder and to serve the Company diligently and to the best of his abilities. Notwithstanding the foregoing, Vitelle shall have the continuing right (a) to make passive investments in the securities of any publicly-owned corporation, (b) to make any other passive investments with respect to which he is not obligated or required to, and does not in fact, devote any substantial managerial efforts that interfere with the fulfillment of his duties to the Company, and, (c) subject to the prior written approval of the Company's Board of Directors (the "Board of Directors"), to serve as a director of or consultant to other companies and entities. Vitelle represents that he is under no actual or alleged restriction, limitation or other prohibition (whether as a result of prior employment or otherwise) to perform his duties as described herein.

2.   COMPENSATION AND BENEFITS

     2.1 Base Annual Salary. The Company shall pay Vitelle a base annual salary of $125,000 (the "Base Annual Salary") periodically throughout the year, commencing the date hereof, in accordance with its customary payroll practices, as modified from time to time, subject to all payroll and withholding deductions required by applicable law. Base Annual Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors (the "Compensation Committee"), but shall not be decreased without Vitelle's prior written consent.

     2.2 Cash Bonuses. For the Company's fiscal year commencing July 1, 1996, the Company will pay Vitelle a cash bonus quarterly, in arrears, in an amount per annum equal to 30% of his initial Base Annual Salary (as stated above).

     2.3 Other Incentive Compensation. Subject to the satisfaction of such criteria and the achievement of such objectives as the Compensation Committee may establish, Vitelle may receive additional cash bonuses and other incentive compensation (including stock options), it being understood that the Compensation Committee shall at least once annually consider the payment of a cash bonus to Vitelle.

     2.4 Other Benefits. Vitelle shall be entitled to other benefits and perquisites no less favorable than those provided to the Company's employees generally, as such benefits and perquisites may be modified from time to time in the Company's discretion. Such benefits shall in all events include health insurance, a 401(k) plan and 11 paid holidays annually. Such perquisites shall in all events include three weeks of vacation annually, disability insurance and group term life insurance (in an amount equal to at least two times Base Annual Salary). To assist with the commuting and business travel essential to conducting business in greater Los Angeles, throughout the term of this Agreement the Company will provide Vitelle with an automobile allowance of $500 per month or, at his election, will provide him with a company-acquired and -maintained automobile the expense of which shall not exceed $500 per month or such higher amount as may be authorized in writing by the Company's Chief Operating Officer, President or Chief Executive Officer.

     2.5 Expense Reimbursement. Vitelle shall be reimbursed by the Company for his reasonable out-of-pocket business expenses in accordance with the Company's established policies applicable to executive officers generally. In addition, the Company will reimburse Vitelle for all customary expenses, not to exceed $25,000 in the aggregate, incurred by Vitelle and his wife to relocate their principal residence to Ventura County, California.

     2.6 Stock Options. Vitelle and the Company acknowledge that, as of September 11, 1996, there were issued and outstanding and owned by Vitelle options to purchase 185,000 shares (the "Old Options") of the Company's Common Stock, par value $.01 per share ("Common Stock"). Effective the date hereof, the Old Options are annulled and void and have no further force or effect; in furtherance thereof, Vitelle agrees promptly to tender to the Company, for cancellation, any and all certificates evidencing Old Options. The parties further acknowledge that, subject to Vitelle's tender of said certificates, the Compensation Committee has granted to Vitelle, on and as of the date hereof, incentive stock options to purchase 185,000 shares of Common Stock at an exercise price of $1.25 per share ("New Options"). The parties further acknowledge that the Compensation Committee also has granted to Vitelle, on and as of the date hereof, incentive stock options to purchase an additional 200,000 shares of Common Stock at an exercise price of $1.25 per share ("Additional Options"). The New Options and the Additional Options are evidenced by three separate agreements between Vitelle and the Company dated the date hereof and referred to herein collectively as the "Option Agreements."

3.   TERMINATION AND SEVERANCE PAY

     3.1 At Will. Vitelle and the Company acknowledge and agree that Vitelle's employment with the Company is "at will" during the term of this Agreement. Accordingly, either party may terminate Vitelle's employment by the Company, with or without cause, in which case Vitelle shall have no claim for lost wages, although termination of Vitelle's employment shall be subject to the terms and conditions of this Agreement regarding severance pay, benefits and other obligations. Vitelle and the Company are not party to any oral agreement relating to Vitelle's employment by the Company.

     3.2 Voluntary Resignation. In the event that Vitelle's employment with the Company terminates as a result of his voluntary resignation, Vitelle shall be entitled to no severance pay or benefits. If at any time the principal place of Vitelle's employment is relocated to any site beyond the 35-mile radius of 2151 Anchor Court, Newbury Park, California, then Vitelle may resign at any time within the following twelve months, whereupon his resignation shall be treated as termination by the Company other than For Just Cause and he shall be entitled to severance payments and benefits for twelve months as and in the manner, and to the extent, contemplated by Sections 3.3(a) and 3.3(b) hereof. For purposes of this Agreement, the term "voluntary resignation" shall not include a resignation tendered by Vitelle pursuant to a written request of the Chief Operating Officer, the President, the Chief Executive Officer or the Board of Directors, provided that a copy of such request is delivered to the Chairman of the Board of Directors promptly following its delivery to Vitelle, and provided further that the Board of Directors does not overrule such request within one week of its Chairman's receipt of such copy. A resignation tendered by Vitelle pursuant to a written request of the Chief Operating Officer, the President, the Chief Executive Officer or the Board of Directors shall, for purposes of this Agreement, be treated as an involuntary termination, and Vitelle's entitlement to severance pay and additional benefits in accordance with Sections 3.3(a) and 3.3(b) hereof shall depend upon whether such request or suggestion was For Just Cause (as defined in Section 3.3(c) hereof).

     3.3   Involuntary Termination.

           (a) Severance Pay. In the event that Vitelle's employment with the Company is terminated by the Company For Just Cause (as defined in Section 3.3(c) hereof), Vitelle shall not be entitled to severance pay or benefits. In the event that Vitelle's employment with the Company is terminated by the Company other than For Just Cause, Vitelle shall be entitled to severance pay in the form of continuation of Base Annual Salary for twelve months from the effective date of the termination. Vitelle shall have no duty to mitigate such payments by seeking or accepting other employment; accordingly, such payments shall not be reduced due to Vitelle's receipt of other compensation from such other employment as he may obtain during the term of his severance payments.

           (b) Additional Benefits. In the event that Vitelle's employment with the Company is terminated by the Company other than For Just Cause, Vitelle shall be entitled to continue to participate in the Company's employee benefit programs as and to the extent theretofore made available to them pursuant to Section 2.4 above. Such benefits shall be continued at no additional cost to Vitelle, except to the extent, if any, that tax laws require the inclusion of the value of such benefits in his gross income. Such benefits shall continue for the benefit of Vitelle for the entire period of his severance pay continuation as provided in Section 3.3(a) above, in the same manner and at the same level as in effect immediately prior to Vitelle's termination. In addition, upon any termination of Vitelle by the Company other than For Just Cause, (i) any and all employee stock options, stock appreciation rights, restricted stock and other similar rights and financial assets held by Vitelle shall become fully vested and exercisable immediately, and (ii) any and all cash bonuses that would be payable to Vitelle at the end of a period but for his earlier termination shall be payable to him immediately and pro rata (in accordance with the percentage of completion of the period in question and with reference to the best available financial information proximate to the time of termination).

           (c) For Just Cause. For purposes of this Agreement, the term "For Just Cause" shall mean any termination of employment of Vitelle for one or more of the following reasons: (i) the substantial failure by such person, for any reason other than his death or Disability (as defined below), to comply with a lawful, written instruction of the Company's Chief Operating Officer, President, Chief Executive Officer or Board of Directors, which instruction is consistent with his duties as elsewhere provided in this Agreement, which instruction is not overruled by higher corporate authority and which failure continues without interruption for the 30 days immediately following Vitelle's receipt of such instruction;
(ii) the substantial and continuing failure of Vitelle, for any reason other than his death or Disability, to render vital service to the Company in execution of his essential duties, as determined by the Board of Directors in good faith with reference to such person's employment agreement then in effect after giving written notice to such person and an opportunity for him to remedy such failure within 30 days of receiving such notice; (iii) the conviction of such person for a felony involving an act of moral turpitude, which conviction has become final and non-appealable;
(iv) recklessness in the performance of such person's duties to the Company causing material harm to the Company; or (v) material dishonesty, material breach of fiduciary duty or material breach by Vitelle of any representation, covenant or other agreement contained in this Agreement.

           (d) Constructive Termination. If Vitelle, without his prior written consent, is removed from the position of Chief Financial Officer, or if Vitelle's duties are restricted or reduced in such a manner as to result in his position with the Company no longer including duties requiring the performance of policy making functions by an executive officer within the meaning of Rule 3b-7 of the Exchange Act, then, in either such case, the employment of Vitelle shall be deemed, in his discretion, involuntarily terminated by the Company other than For Just Cause, it being understood that Vitelle must exercise his discretion under this Section 3.3(d) in writing to the Board of Directors within sixty days following the latest to occur of any event constituting involuntary termination pursuant to this Section 3.3(d).

     3.4 Death. In the event of Vitelle's death, this Agreement shall automatically terminate and shall be of no further force or effect, it being understood that the Company shall be obligated to make all the payments and to provide all the benefits due to Vitelle hereunder to the time of his death.

     3.5 Disability. In the event of Vitelle's Disability (as defined below) during the term of this Agreement for any period of at least three consecutive months, the Company shall have the right, exercisable in its discretion, to terminate this Agreement. In the event that the Company does elect to terminate this Agreement, Vitelle shall not be entitled to any severance pay but shall be entitled to normal disability benefits in accordance with such policies of the Company as may then be in effect. For purposes of this Agreement, "Disability" shall mean the inability of Vitelle to perform the essential functions of his employment hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactory to Vitelle or his legal representative.

4.   TERM

     This Agreement shall become effective as of the date hereof and shall terminate on the date that is five years after the date hereof, unless earlier terminated pursuant to Article 3 hereof.

5.   NONDISCLOSURE, NON-SOLICITATION, NON-COMPETE AND NON-DISPARAGEMENT

     5.1 Nondisclosure. Except as is reasonably necessary in the performance of his duties hereunder, Vitelle shall not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by him in connection with his employment with the Company. For purposes of this Agreement, the term "Confidential Information" shall include information with respect to the Company's products, services, processes, suppliers, customers, customers' account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies; provided, however, that such information shall not be treated as Confidential Information to the extent that it has been publicly disclosed by the Company (other than by Vitelle through a breach of this Section 5.1).

     5.2 Non-Solicitation. Vitelle agrees that, so long as he is employed by the Company and for a period of one year after termination of his employment for any reason other than involuntary termination not For Just Cause, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue such employee's employment by the Company, (b) usurp any opportunity of the Company of which he became aware during his tenure at the Company, or that was made available to him on the basis of a mistaken belief that he was still employed by the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to reduce or cancel the business of any such account, customer or client with the Company.

     5.3 Non-Compete. Vitelle agrees that, so long as he is employed by the Company and for a period of one year after termination of his employment for any reason other than involuntary termination not For Just Cause, he shall not, without prior written consent of the Company's Chief Operating Officer (or President, if the Company has no Chief Operating Officer (or Chief Executive Officer, if the Company has no President)), either directly or indirectly (including, without limitation, through a partnership, joint venture, corporation or other entity or as a consultant, director or employee), engage in the business engaged in by the Company as of the date hereof within any of those geographical areas in which the Company currently conducts active business operations. The parties hereto agree that the scope and the nature of such covenant, and the duration and the area within which such covenant is to be effective, are reasonable in light of all facts and circumstances.

     5.4 Non-Disparagement. Vitelle agrees that, so long as he is employed by the Company and for a period of one year after termination of his employment for any reason other than involuntary termination not For Just Cause, he shall not make any public comment (whether written or oral) concerning or touching upon the Company or any of its Affiliates, including but not limited to any or all of the Company's executive officers and directors, which comment would tend to disparage the personal, financial or business reputation of such other person or persons, except for such comments as may be required by law and except for such comments as may be made in litigation, arbitration or mediation with such person or persons.

6.   CERTAIN COVENANTS OF THE COMPANY

     6.1 Amendments of Charter or By-laws. The Company covenants with Vitelle that it shall not permit the indemnification provisions of the charter or the by-laws of the Company to be amended in any manner that is or may be construed as adverse to his interests without his prior written consent. The Company agrees and acknowledges that Vitelle's remedy at law for any breach of this Section 6.1 would be inadequate. The Company agrees that, for breach of any such provision, in addition to such other remedies as may be available to him at law or in equity, Vitelle shall be entitled to injunctive relief and to a judicial order of specific performance. The Company agrees not to oppose any formal request by Vitelle for such relief or such order.

     6.2 Legal Fees. The Company agrees to pay any and all reasonable legal fees and other expenses that may be incurred by Vitelle in connection with his efforts to seek a resolution of any dispute with the Company arising under this Agreement or the Option Agreements, but only if Vitelle shall have obtained a judgment in his favor against the Company.

7.   CHANGE IN CONTROL

     (a) If (1) a Change in Control of the Company (as defined below) shall occur and (2) Vitelle's employment shall be terminated (including, without limitation, any constructive termination pursuant to Section 3.3(d)) for any reason other than For Just Cause or his voluntary resignation within six months after such Change in Control of the Company, then the Company shall pay to Vitelle, (A) upon demand delivered to the Company at any time during the six months immediately following such termination, an amount in cash equal to his Base Annual Salary in effect immediately preceding such termination, plus (B) upon demand delivered to the Company at any time during the six months immediately following such termination, an amount equal to the fair market value of any and all stock options held by him that remain unexercised at the time of such demand for payment; provided that: (i) for the purposes of this Article 7 and notwithstanding any provision in the Option Agreements, any and all unexpired stock options held by Vitelle upon his termination shall be considered vested and exercisable in full at any time during the six months immediately following such termination; (ii) for the purposes of this
Article 7, any and all stock options held by Vitelle that remain unexercised at the time of his demand for payment under clause (B) hereof shall be valued by an independent public accountant selected by the Company and approved by Vitelle (whose approval shall not be withheld arbitrarily) using the Black-Scholes option valuation formula; (iii) the amount payable to Vitelle pursuant to clause (A) hereof shall be in substitution for, and not in addition to, any amount otherwise payable to him under Section 3.3(a); (iv) upon payment to Vitelle of the full amount due to him pursuant to this Article 7, any and all unexercised stock options then held by Vitelle shall be considered expired and of no further force or effect; and
(v) the total cash payment to Vitelle pursuant to this Article 7 shall be reduced by any amount necessary to avoid the creation of a nondeductible "excess parachute payment" by the Company as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     (b) For the purposes of this Article 7: (1) a "Change in Control of the Company" shall have occurred if (A) any person (within the meaning of Section 13(d) of the Exchange Act) other than the Company or an Affiliate shall become the beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the outstanding Common Stock (such person's beneficial ownership to be determined, in the case of warrants, options or rights to acquire Common Stock, pursuant to paragraph (d) of Rule 13d-3 under the Exchange Act), (B) the stockholders of the Company shall approve (i) a merger or consolidation of the Company with or into any person other than an Affiliate, (ii) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company to any person other than an Affiliate or (iii) the dissolution of the Company or (C) at the end of any period commencing one month prior to the consummation of any of the events described in clauses
(i), (ii) and (iii) above and ending five months after such consummation, individuals who at the commencement of such period were directors of the Company (the "Original Directors") shall have resigned or retired or otherwise shall have been removed from the Board of Directors, or during such period the number of directors shall have been increased, or both, with the result that, at the end of such period, the Original Directors who remain directors of the Company constitute less than 50% of the entire Board of Directors; (2) an "Affiliate" shall mean any person who is, at the date hereof, controlling or controlled by, or under common control with, the Company, including, without limitation, any person with a Schedule 13D on file with the Securities and Exchange Commission with respect to the Common Stock on the date hereof; and (3) "person" shall mean any individual, group, corporation, partnership, joint venture, association, joint-stock company, limited partnership, limited liability company, trust, unincorporated organization, government or agency or political subdivision of any government and shall also have the meaning assigned to it in Section 13(d) of the Exchange Act.

8.   MISCELLANEOUS

     8.1 Directors' And Officers' Liability Insurance. The Company shall use its best efforts at all times to maintain in effect a directors' and officers' liability insurance policy in an amount, and with such coverages, as are customary in the Company's industry, which policy shall be underwritten by an insurer reasonably satisfactory to Vitelle.

     8.2 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     8.3 Notices. Any and all notices referred to herein shall be furnished in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses (or at such other address as either party may from time to time designate to the other by like notice):

To the Company:   DDL Electronics, Inc.
                  2151 Anchor Court
                  Newbury Park, CA  91320
                  Attention:  President

To Vitelle:       Mr. Richard K. Vitelle
                  Chief Financial Officer
                  DDL Electronics, Inc.
                  2151 Anchor Court
                  Newbury Park, CA 91320

     8.4 Assignment. This Agreement may not be assigned by Vitelle and may not be assigned by the Company otherwise than by operation of law. This Agreement shall be binding upon the Company's successors and assigns.

     8.5 Entire Agreement. This Agreement supersedes any and all prior written or oral agreements between Vitelle and the Company and, together with the Option Agreements, evidences the entire understanding of the parties hereto with respect to the terms and conditions of Vitelle's employment with the Company.

     8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to the choice of law rules of the State of California or any other jurisdiction.

     8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                      DDL ELECTRONICS, INC.



                                      By:  /s/ Gregory L. Horton
                                         ----------------------------
                                           Gregory L. Horton
                                           President and CEO


                                           /s/ Richard K. Vitelle    (L.S.)
                                         ----------------------------
                                             Richard K. Vitelle